NEWS RELEASE

For Immediate Release
January 27, 2016
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716
FIRST CITIZENS REPORTS EARNINGS FOR FOURTH QUARTER 2015
RALEIGH, N.C. -- First Citizens BancShares Inc. (BancShares) (Nasdaq: FCNCA) reports earnings for the quarter ended December 31, 2015, of $42.7 million, compared to $56.0 million for the third quarter of 2015, and $62.9 million for the corresponding period of 2014, according to Frank B. Holding, Jr., chairman of the board.
Per share income was $3.56 for the fourth quarter of 2015, $4.66 for the third quarter of 2015 and $5.24 for the same period a year ago. BancShares' current quarter results generated an annualized return on average assets of 0.53 percent and an annualized return on average equity of 5.92 percent, compared to respective returns of 0.71 percent and 7.86 percent for the third quarter of 2015 and 0.82 percent and 9.20 percent for the same period of 2014.
For the years ended December 31, 2015 and 2014, net income was $210.4 million, or $17.52 per share, and $138.6 million, or $13.56 per share, respectively. Returns on average assets and average equity were 0.68 percent and 7.52 percent during 2015, compared to 0.57 percent and 6.14 percent during 2014. When comparing net income for the year ended December 31, 2015, to the prior year, the increases were primarily driven by the impacts of the October 1, 2014, First Citizens Bancorporation, Inc. (Bancorporation) merger and the $42.9 million gain on the FDIC-assisted acquisition of Capitol City Bank & Trust (CCBT) of Atlanta, Ga., which occurred February 13, 2015. The impacts of the acquisitions are reflected in Bancshares’ financial results from the respective acquisition dates.
FINANCIAL HIGHLIGHTS

•	Loan growth was strong in 2015 as net balances increased by $384.2 million during the fourth quarter and $1.47 billion for the year primarily as a result of originated portfolio growth.

•	Deposit growth continued, up $211.4 million and $1.25 billion from September 30, 2015, and December 31, 2014, respectively, primarily due to organic growth in low-cost demand accounts.

•
The taxable-equivalent net interest margin was 3.12 percent in the fourth quarter of 2015, an increase of 3 basis points from the same quarter in the prior year due to originated loan growth, improvement in investment yields and lower funding costs, partially offset by continued purchased credit impaired (PCI) loan portfolio runoff.

•
BancShares remained well capitalized under Basel III capital requirements with a leverage capital ratio of 8.96 percent, Tier 1 risk-based capital ratio of 12.65 percent, common equity Tier 1 ratio of 12.51 percent and total risk-based capital ratio of 14.03 percent at December 31, 2015.

LOANS AND DEPOSITS
Loans at December 31, 2015, were $20.24 billion, a net increase of $384.2 million, or by 1.9 percent, during the fourth quarter. Originated loan growth was $477.7 million, primarily the result of continued growth in the commercial portfolio. PCI loans decreased by $93.5 million.
Loan balances increased by a net $1.47 billion, or 7.8 percent, since December 31, 2014. Growth was primarily driven by $1.71 billion of organic growth in the non-PCI portfolio. The PCI portfolio declined over this period by $236.0 million, reflecting continued loan runoff of $373.6 million, offset by net loans acquired from CCBT which totaled $137.6 million at December 31, 2015.
At December 31, 2015, deposits were $26.93 billion, an increase of $211.4 million, or by 0.8 percent, since September 30, 2015. The increase during the quarter was due to organic growth primarily in low-cost demand deposit accounts and checking with interest accounts, offset by runoff in time deposits. Deposits increased by $1.25 billion, or by 4.9 percent, since December 31, 2014, primarily due to organic growth in demand, checking with interest and savings accounts, offset by runoff in time deposits.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $206.2 million at December 31, 2015, representing increases of $753 thousand and $1.8 million since September 30, 2015, and December 31, 2014, respectively. The allowance as a percentage of total loans at December 31, 2015, was 1.02 percent, compared to 1.03 percent and 1.09 percent at September 30, 2015 and December 31, 2014. The decline in the allowance ratio at December 31, 2015, from both periods was due primarily to continued credit quality improvement.

BancShares recorded net provision expense of $7.0 million for loan and leases losses during the fourth quarter of 2015, and $107 thousand and $8.3 million for the third quarter of 2015 and fourth quarter of 2014, respectively. The $6.9 million increase in provision expense compared to the third quarter of 2015 was primarily due to a $4.1 million reversal of previously recorded specific reserves on impaired non-PCI loans in the prior quarter, loan growth and higher net charge-offs in the current quarter. This increase was offset by lower provision expense on PCI loans. The $1.3 million decline in net provision expense from the fourth quarter of 2014 was primarily due to improved credit quality in the loan portfolio, offset by higher net charge-offs and a lower net provision credit on PCI loans.

Non-PCI loan net provision expense was $7.9 million for the fourth quarter of 2015, compared to a net provision credit of $2.7 million and net provision expense of $10.9 million for the third quarter of 2015 and fourth quarter of 2014, respectively. The net provision expense in the current quarter primarily resulted from commercial loan growth and higher net charge-offs. The third quarter of 2015 net provision credit included a $4.1 million release of impaired loan reserves as refinements were made to discounted cash flow assumptions.

The PCI loan portfolio net provision credit was $0.9 million during the fourth quarter of 2015, compared to net provision expense of $2.8 million and net provision credit of $2.6 million during the third quarter of 2015 and fourth quarter of 2014, respectively. The net provision expense in the third quarter of 2015 was primarily due to a $3.9 million reclassification impacting accretion income and provision expense, which had no net impact on earnings. The lower net provision credit compared to the fourth quarter of 2014 was attributable to the continued decline in this portfolio.
NONPERFORMING ASSETS
At December 31, 2015, BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO) were $169.0 million, up from $162.5 million at September 30, 2015. The $6.5 million, or 4.0 percent, increase was due to $10.8 million higher nonaccrual loans with increases primarily in commercial and residential mortgage loans. This increase was offset by a $4.3 million decline in OREO balances to $65.6 million, primarily due to problem asset resolutions. Nonperforming assets declined $1.9 million from $170.9 million at December 31, 2014.
NET INTEREST INCOME
Net interest income decreased $8.7 million, or by 3.6 percent, from the third quarter of 2015, resulting primarily from lower accretion income in the PCI loan portfolio. The prior quarter had higher loan prepayments and a $3.9 million reclassification adjustment. Conversely, net interest income increased $13.5 million, or by 6.2 percent, to $230.7 million from the fourth quarter of 2014. Loan interest income was up $5.6 million as a result of higher interest income from originated loan growth, investment securities interest income improved by $3.8 million as matured cash flows were reinvested into higher yielding investments and interest expense declined by $3.7 million due to reduced borrowing and deposit funding costs.
The taxable-equivalent net interest margin for the fourth quarter of 2015 was 3.12 percent, a decline of 17 basis points from the third quarter of 2015, resulting from lower loan prepayments in the PCI loan portfolio and a $3.9 million reclassification adjustment. The taxable-equivalent net interest margin increased by 3 basis points from the same quarter in the prior year. The margin improvement was due to continued originated loan growth, improvement in investment yields and lower borrowing and deposit funding rates, partially offset by continued PCI loan portfolio runoff.
NONINTEREST INCOME
Noninterest income for the fourth quarter of 2015 was $99.1 million, down $10.6 million from the prior quarter. The decrease was due to $5.6 million of securities gains recognized in the third quarter of 2015, higher adjustments to the FDIC receivable of $5.1 million, a $4.0 million decline in wealth management income and lower mortgage income of $1.7 million. These decreases were partially offset by a $5.3 million increase in recoveries of PCI loans previously charged-off.
Noninterest income decreased by $36.6 million from the fourth quarter of 2014 primarily driven by the recognition of a $29.1 million gain recorded in 2014 on Bancorporation shares of stock owned by BancShares that were canceled on the merger date. Additionally, the decrease was due to higher adjustments to the FDIC receivable of $9.2 million, partially offset by a $4.3 million increase in recoveries of PCI loans previously charged-off.
NONINTEREST EXPENSE
Noninterest expense decreased by $4.3 million to $255.9 million in comparison to the third quarter of 2015, due primarily to a $3.6 million reduction in salaries and wages expense and lower foreclosure-related expenses of $3.1 million, offset by a $2.5 million increase in occupancy expenses. The decline in salaries and wages was primarily due to a reduction in costs following the conversion of Bancorporation systems in the third quarter of 2015. The prior quarter included a $2.5 million depreciation adjustment resulting from the conversion of Bancorporation systems.
Noninterest expense decreased by $1.3 million from the same quarter last year primarily as a result of declines of $5.6 million and $2.8 million in foreclosure-related and merger-related expenses, respectively. The decline was partially offset by a $6.7 million increase in employee benefits due primarily to higher pension and healthcare costs.
INCOME TAXES
Income tax expense was $24.2 million for the fourth quarter of 2015, down from $32.9 million and $24.5 million for the third quarter of 2015 and fourth quarter of 2014, representing effective tax rates of 36.1 percent, 37.0 percent and 28.1 percent during the respective periods. The lower effective tax rate during the fourth quarter of 2014 results primarily from the impact of the tax benefit of the Bancorporation shares of stock owned by BancShares at the date of acquisition.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company (First Citizens Bank). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 18 states and the District of Columbia, online banking, mobile banking, ATMs and telephone banking. As of December 31, 2015, BancShares had total assets of $31.5 billion.
For more information, visit First Citizens' website at firstcitizens.com. First Citizens Bank. Forever First®.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended			Year ended December 31
(Dollars in thousands, except share data; unaudited)	December 31, 2015	September 30, 2015	December 31, 2014	2015	2014
SUMMARY OF OPERATIONS
Interest income	$241,861	$249,825	$232,122	$969,209	$760,448
Interest expense	11,142	10,454	14,876	44,304	50,351
Net interest income	230,719	239,371	217,246	924,905	710,097
Provision for loan and lease losses	7,046	107	8,305	20,664	640
Net interest income after provision for loan and lease losses	223,673	239,264	208,941	904,241	709,457
Gain on acquisition	—	—	—	42,930	—
Noninterest income	99,135	109,750	135,711	424,158	343,213
Noninterest expense	255,886	260,172	257,216	1,038,915	849,076
Income before income taxes	66,922	88,842	87,436	332,414	203,594
Income taxes	24,174	32,884	24,540	122,028	65,032
Net income	$42,748	$55,958	$62,896	$210,386	$138,562
Taxable-equivalent net interest income	$232,147	$240,930	$218,436	$931,231	$714,085
PER SHARE DATA
Net income	$3.56	$4.66	$5.24	$17.52	$13.56
Cash dividends	0.30	0.30	0.30	1.20	1.20
Book value at period-end	239.14	238.34	223.77	239.14	223.77
CONDENSED BALANCE SHEET
Cash and due from banks	534,086	546,444	604,182	534,086	604,182
Overnight investments	2,063,132	2,368,132	1,724,919	2,063,132	1,724,919
Investment securities	6,861,548	6,690,879	7,172,435	6,861,548	7,172,435
Loans and leases	20,239,990	19,855,806	18,769,465	20,239,990	18,769,465
Less allowance for loan and lease losses	(206,216)	(205,463)	(204,466)	(206,216)	(204,466)
FDIC loss share receivable	4,054	9,276	28,701	4,054	28,701
Other assets	1,979,340	2,184,750	1,979,877	1,979,340	1,979,877
Total assets	$31,475,934	$31,449,824	$30,075,113	$31,475,934	$30,075,113
Deposits	26,930,755	26,719,375	25,678,577	26,930,755	25,678,577
Other liabilities	1,673,070	1,867,921	1,708,942	1,673,070	1,708,942
Shareholders' equity	2,872,109	2,862,528	2,687,594	2,872,109	2,687,594
Total liabilities and shareholders' equity	$31,475,934	$31,449,824	$30,075,113	$31,475,934	$30,075,113
SELECTED PERIOD AVERAGE BALANCES
Total assets	$31,753,223	$31,268,774	$30,376,207	$31,072,235	$24,104,404
Investment securities	6,731,183	7,275,290	7,110,799	7,011,767	5,994,080
Loans and leases	20,059,556	19,761,145	18,538,553	19,528,153	14,820,126
Interest-earning assets	29,565,715	29,097,839	28,064,279	28,893,157	22,232,051
Deposits	27,029,650	26,719,713	25,851,672	26,485,245	20,368,275
Interest-bearing liabilities	18,933,443	18,911,455	19,011,554	18,986,755	15,273,619
Shareholders' equity	$2,867,177	$2,823,967	$2,712,905	$2,797,300	$2,256,292
Shares outstanding	12,010,405	12,010,405	12,010,405	12,010,405	10,221,721
SELECTED RATIOS
Annualized return on average assets	0.53%	0.71%	0.82%	0.68%	0.57%
Annualized return on average equity	5.92	7.86	9.20	7.52	6.14
Taxable-equivalent net interest margin	3.12	3.29	3.09	3.22	3.21
Efficiency ratio (1)	77.57	75.73	79.42	77.63	82.85
Tier 1 risk-based capital ratio	12.65	12.77	13.61	12.65	13.61
Common equity Tier 1 ratio	12.51	12.63	N/A	12.51	N/A
Total risk-based capital ratio	14.03	14.18	14.69	14.03	14.69
Leverage capital ratio	8.96	8.97	8.91	8.96	8.91
(1)The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares' securities and acquisition gains from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Year ended December 31
(Dollars in thousands, unaudited)	December 31, 2015	September 30, 2015	December 31, 2014	2015	2014
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$205,463	$208,317	$200,905	$204,466	$233,394
(Credit) provision for loan and lease losses:
Purchased credit-impaired (PCI) loans (1)	(903)	2,769	(2,622)	(2,273)	(14,620)
Non-PCI loans (1)	7,949	(2,662)	10,927	22,937	15,260
Net charge-offs of loans and leases:
Charge-offs	(8,551)	(5,698)	(7,469)	(28,348)	(37,770)
Recoveries	2,258	2,737	2,725	9,434	8,202
Net charge-offs of loans and leases	(6,293)	(2,961)	(4,744)	(18,914)	(29,568)
ALLL at end of period	$206,216	$205,463	$204,466	$206,216	$204,466
ALLL at end of period allocated to loans and leases:
PCI	$16,312	$17,557	$21,629	$16,312	$21,629
Non-PCI	189,904	187,906	182,837	189,904	182,837
ALLL at end of period	$206,216	$205,463	$204,466	$206,216	$204,466
Net charge-offs of loans and leases:
PCI	$342	$680	$1,549	$3,044	$17,271
Non-PCI	5,951	2,281	3,195	15,870	12,297
Total net charge-offs	$6,293	$2,961	$4,744	$18,914	$29,568
Reserve for unfunded commitments	$379	$411	$333	$379	$333
SELECTED LOAN DATA
Average loans and leases:
PCI	$996,637	$1,081,497	$1,244,910	$1,112,286	$1,195,238
Non-PCI	19,062,919	18,679,648	17,293,643	18,415,867	13,624,888
Loans and leases at period-end:
PCI	950,516	1,044,064	1,186,498	950,516	1,186,498
Non-PCI	19,289,474	18,811,742	17,582,967	19,289,474	17,582,967
RISK ELEMENTS
Nonaccrual loans and leases:
Covered under loss share agreements	$2,992	$3,171	$27,020	$2,992	$27,020
Not covered under loss share agreements	100,441	89,434	50,407	100,441	50,407
Other real estate:
Covered	6,817	8,152	22,982	6,817	22,982
Noncovered	58,742	61,707	70,454	58,742	70,454
Nonperforming assets:
Covered	9,809	11,323	50,002	9,809	50,002
Noncovered	159,183	151,141	120,861	159,183	120,861
Total nonperforming assets	$168,992	$162,464	$170,863	$168,992	$170,863
Accruing loans and leases 90 days or more past due	$77,066	$79,816	$115,680	$77,066	$115,680
RATIOS
Net charge-offs (annualized) to average loans and leases:
PCI	0.14%	0.25%	0.49%	0.27%	1.44%
Non-PCI	0.12	0.05	0.07	0.09	0.09
ALLL to total loans and leases:
PCI	1.72	1.68	1.82	1.72	1.82
Non-PCI	0.98	1.00	1.04	0.98	1.04
Total	1.02	1.03	1.09	1.02	1.09
Ratio of nonperforming assets to total loans, leases and other real estate
Covered	3.51	3.72	9.84	3.51	9.84
Noncovered	0.79	0.77	0.66	0.79	0.66
Total	0.83	0.82	0.91	0.83	0.91
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Conversely, Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	December 31, 2015			September 30, 2015			December 31, 2014
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST-EARNING ASSETS
Loans and leases	$20,059,556	$218,048	4.32%	$19,761,145	$225,955	4.54%	$18,538,553	$212,058	4.54%
Investment securities:
U. S. Treasury	1,686,269	3,092	0.73	2,004,586	3,887	0.77	2,683,820	5,405	0.80
Government agency	599,048	1,282	0.86	756,474	1,922	1.02	1,012,044	901	0.36
Mortgage-backed securities	4,437,936	18,632	1.68	4,514,212	18,446	1.63	3,411,011	13,122	1.54
State, county and municipal	—	—	—	—	—	—	621	12	7.73
Other	7,930	205	10.30	18	—	—	3,303	126	15.13
Total investment securities	6,731,183	23,211	1.38	7,275,290	24,255	1.33	7,110,799	19,566	1.10
Overnight investments	2,774,976	2,030	0.29	2,061,404	1,174	0.23	2,414,927	1,689	0.28
Total interest-earning assets	$29,565,715	$243,289	3.27%	$29,097,839	$251,384	3.43%	$28,064,279	$233,313	3.30%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$4,234,147	$204	0.02%	$4,180,364	$225	0.02%	$4,332,424	$379	0.03%
Savings	1,887,520	142	0.03	1,866,161	119	0.03	1,206,860	91	0.03
Money market accounts	8,175,228	1,605	0.08	8,229,793	1,788	0.09	8,332,418	1,721	0.08
Time deposits	3,200,354	2,900	0.36	3,312,291	3,084	0.37	3,649,803	4,062	0.44
Total interest-bearing deposits	17,497,249	4,851	0.11	17,588,609	5,216	0.12	17,521,505	6,253	0.14
Repurchase agreements	728,526	471	0.26	762,081	502	0.26	328,470	139	0.17
Other short-term borrowings	3,203	7	1.39	12,551	88	2.84	757,216	4,209	2.21
Long-term obligations	704,465	5,813	3.30	548,214	4,648	3.39	404,363	4,276	4.23
Total interest-bearing liabilities	$18,933,443	$11,142	0.23%	$18,911,455	$10,454	0.22%	$19,011,554	$14,877	0.31%
Interest rate spread			3.04%			3.21%			2.99%
Net interest income and net yield on interest-earning assets		$232,147	3.12%		$240,930	3.29%		$218,436	3.09%
Loans and leases include PCI loans, non-PCI loans, nonaccrual loans and loans held for sale. Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 35.0 percent for each period and state income tax rates of 5.5 percent, 6.2 percent and 6.2 percent for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively. The taxable-equivalent adjustment was $1,428, $1,559 and $1,190 for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively. The rate/volume variance is allocated equally between the changes in volume and rate.